Exhibit 99

CACI Reports Fiscal 2007 Second Quarter Results

Revenue increased 13.7 percent to $476.9 million

Contract funding orders of $485 million, up 65 percent

Contract awards total $495 million, up 138 percent

          ARLINGTON, Va., Jan. 31 /PRNewswire-FirstCall/ -- CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, announced results today for its second fiscal quarter and first six months ended December 31, 2006.  CACI provides innovative solutions to meet America’s national needs in defense, intelligence, homeland security, and the transformation of government, and is a leading strategic consolidator in its market space.

          Second Quarter Results

          For the second quarter of Fiscal Year 2007 (FY07) the Company reported record revenue of $476.9 million, up 13.7 percent over second quarter of Fiscal Year 2006 (FY06) revenue of $419.5 million, primarily due to acquisitions made in FY06.  Operating income for the quarter was $37.0 million versus operating income of $39.2 million in the year earlier quarter, a decrease of 5.8 percent.  The Company’s operating margin in the quarter was 7.8 percent compared with 9.3 percent in the year earlier quarter.  This decrease was driven primarily by three factors:  reduced CACI labor content on work performed during the period; higher indirect costs due to unusually low healthcare-related expenses last year; and lower margin on an acquisition completed in FY06.  The effective tax rate for the quarter was 35.2 percent versus 37.2 percent in the second quarter of FY06.  The lower tax rate was driven by the positive impact of R&D tax credit legislation enacted in December 2006.  Net income for the second quarter was $20.5 million, or $0.65 per diluted share, down 8.1 percent from $22.3 million, or $0.72 per diluted share, for the second quarter of FY06.  Operating cash flow for the quarter was $27.9 million.

          Second Quarter Highlights

          Major highlights and accomplishments during the second quarter of FY07 include:

*

Contract awards totaling approximately $495 million, of which approximately $170 million are from unannounced awards from the Intelligence Community.  Contract awards for the first six months of FY07 total approximately $1.4 billion.

*

Award of a prime position as a large contractor on the 20-year, multiple award, indefinite delivery/indefinite quantity $36 billion U.S. Army Field and Installation Readiness Support Team (FIRST) contract.

*

Contract funding orders totaling $485 million, an increase of 65 percent over $294 million in the second quarter of FY06.  Contract funding orders for the first six months of FY07 total approximately $1.1 billion, 41 percent higher than the approximately $772 million received in the first half of FY06.

          CEO Commentary

          Commenting on the results for the second quarter, Dr. J.P. (Jack) London, CACI’s Chairman, President and CEO said, “Our progress has been temporarily slowed by a combination of industry-wide and CACI-specific factors.  Despite these issues, we remain confident in the value we provide to our customers and shareholders.  We are encouraged by our sizeable recent contract awards and funding orders.  They bode well for future results.

          “We are convinced we are in the right market space, providing vital IT and network services to our Department of Defense, Homeland Security and intelligence agency customers.  We are aggressively responding to short and longer-term changes in the marketplace.  Recent large prime contract awards, both for new work and that previously performed by others, have provided clear indications from our government customers that they consider us a significant, tier 1 service provider.  We continue with our aggressive acquisition strategy as a leading strategic consolidator.  We have clearly defined goals for long- term profitable growth and we are confident that we will succeed.”

          Six Months FY07 Results

          For the first six months of FY07, revenue increased 12.1 percent to $944.5 million versus revenue of $842.6 million for the same period of FY06. Operating income for the first six months was $73.5 million, 1.1 percent higher than the $72.7 million reported a year earlier.  The Company’s operating margin was 7.8 percent for the first six months of FY07 compared with 8.6 percent for the first six months of FY06.  The effective tax rate for the first half of FY07 was 36.6 percent, equal to the tax rate for the first half of FY06.  Net income for the first six months was $39.3 million, or $1.25 per diluted share, 5.1 percent lower than net income of $41.4 million, or $1.34 per diluted share, for the first half of FY06.  Operating cash flow for the first six months of FY07 was $70.4 million compared with $47.1 million in the first six months of FY06.

          CACI Guidance

          The Company issued revised guidance for its FY07 on January 17, 2007.  The contributing factors for the change in guidance are:

*

A larger-than-expected reduction in demand for our services on contracts supporting operations and maintenance activities in the Department of Defense (DoD) as a result of the continuing high priority of funding for the warfighter in Iraq and Afghanistan, and a continuing resolution for all federal civilian agencies, except for the Department of Homeland Security, that will last through September 2007.

*	An increase in the number and duration of protests of major contract awards received by the Company, resulting in the delay of the initiation of work.

*	The competitive hiring environment for individuals with high-level security clearances.

*	The recent loss of two recompeted contracts.

          The Company is issuing its guidance for its third fiscal quarter and initial guidance for its fourth fiscal quarter of FY07.  This guidance excludes the revenue or earnings from future acquisitions that may be completed prior to the end of FY07.

(In millions except for earnings per share)	3rd Quarter	4th Quarter	Total Year

Revenue	$460 - $495	$465 - $511	$1,875 - $1,950
Diluted earnings per share	$0.55 - $0.65	$0.60 - $0.75	$2.45 - $2.65
Diluted weighted average shares	31.4	31.5	31.4

          This guidance represents our views as of January 31, 2007.  Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.  As announced on November 1, 2006, beginning with its Fiscal Year 2008 (FY08), the Company will issue only annual guidance with quarterly updates.

          Conference Call Information

          The Company has scheduled a conference call for 8:30 AM Eastern Time Thursday, February 1st, during which management will be making a brief presentation focusing on second quarter results, operating trends and its expectations.  A question-and-answer session will follow to allow further discussion of the results and the Company’s future expectations.  Interested parties can listen to the conference call and view the accompanying exhibits over the Internet by logging on to CACI’s homepage, http://www.caci.com, at the scheduled time.  A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, February 1st, and can be accessed through CACI’s homepage (http://www.caci.com) by clicking on the CACI Investor Info button.

          About CACI

          CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government.  From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness.  Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively.  CACI has been named to the Fortune 1000 Largest Companies of 2006.  A member of the Russell 1000 index, CACI provides dynamic careers for approximately 10,000 employees working in over 130 offices in the U.S. and Europe.  CACI is the IT provider for a networked world.  Visit CACI on the web at http://www.caci.com.

          There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding the continued independence of the Company; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company’s Securities and Exchange Commission filings.

For investor information contact:	For other information contact:
David Dragics, Senior Vice	Jody Brown, Executive Vice
President, Investor Relations	President, Public Relations
(703) 841-7835, ddragics@caci.com	(703) 841-7801, jbrown@caci.com

(Financial tables follow)

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended

	12/31/2006	12/31/2005	% Change

Revenue	$476,909	$419,530	13.7%

Costs of revenue
Direct costs	311,464	270,740	15.0%
Indirect costs and selling expenses	119,426	101,621	17.5%
Depreciation and amortization	9,054	7,942	14.0%

Total costs of revenue	439,944	380,303	15.7%

Operating income	36,965	39,227	-5.8%
Interest expense, net	5,362	3,777	42.0%

Income before income taxes	31,603	35,450	-10.9%
Income taxes	11,140	13,180	-15.5%

Net income	$20,463	$22,270	-8.1%

Basic earnings per share	$0.67	$0.74	-9.8%
Diluted earnings per share	$0.65	$0.72	-9.4%
Weighted average shares used in per share computations:
Basic	30,696	30,130
Diluted	31,440	30,985

	Six Months Ended

	12/31/2006	12/31/2005	% Change

Revenue	$944,532	$842,636	12.1%

Costs of revenue
Direct costs	612,191	541,617	13.0%
Indirect costs and selling expenses	239,281	212,827	12.4%
Depreciation and amortization	19,560	15,477	26.4%

Total costs of revenue	871,032	769,921	13.1%

Operating income	73,500	72,715	1.1%
Interest expense, net	11,571	7,390	56.6%

Income before income taxes	61,929	65,325	-5.2%
Income taxes	22,663	23,932	-5.3%

Net income	$39,266	$41,393	-5.1%

Basic earnings per share	$1.28	$1.38	-6.9%
Diluted earnings per share	$1.25	$1.34	-6.3%
Weighted average shares used in per share computations:
Basic	30,662	30,102
Diluted	31,378	30,999

Statement of Operations Data (Unaudited)

	Quarter Ended		Six Months Ended

	12/31/2006	12/31/2005	12/31/2006	12/31/2005

Operating profit margin	7.8%	9.3%	7.8%	8.6%
Tax rate	35.2%	37.2%	36.6%	36.6%
Net profit margin	4.3%	5.3%	4.2%	4.9%

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	12/31/2006	06/30/2006

ASSETS:
Current assets
Cash and cash equivalents	$69,335	$24,650
Accounts receivable, net	378,303	392,013
Other current assets	35,955	33,166

Total current assets	483,593	449,829
Goodwill and intangible assets, net	821,796	832,184
Property and equipment, net	23,575	25,082
Other long-term assets	66,121	60,995

Total assets	$1,395,085	$1,368,090

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Notes payable	$3,544	$3,543
Accounts payable	52,503	44,921
Accrued compensation and benefits	84,562	93,398
Other current liabilities	68,599	69,503

Total current liabilities	209,208	211,365
Notes payable, long-term	337,545	364,317
Other long-term liabilities	49,140	47,049

Total liabilities	595,893	622,731

Shareholders’ equity	799,192	745,359

Total liabilities and shareholders’ equity	$1,395,085	$1,368,090

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Six Months Ended

	12/31/2006	12/31/2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$39,266	$41,393
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	19,560	15,477
Amortization of deferred financing costs	710	710
Stock-based compensation expense	7,269	9,683
Deferred income tax expense	290	379
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	15,308	5,231
Other assets	(3,170)	(1,153)
Accounts payable and accrued expenses	2,934	(9,204)
Accrued compensation and benefits	(9,690)	(10,131)
Income taxes payable and receivable	(6,358)	(9,564)
Other liabilities	4,273	4,278

Net cash provided by operating activities	70,392	47,099

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,036)	(6,569)
Purchases of businesses, net of cash acquired	(261)	(36,879)
Other	(952)	(2,119)

Net cash used in investing activities	(5,249)	(45,567)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under line of credit	(26,771)	(1,872)
Proceeds from employee stock transactions	3,392	4,506
Proceeds from exercise of stock options	3,993	3,860
Repurchase of common stock	(2,684)	(4,651)
Other	975	1,245

Net cash (used in) provided by financing activities	(21,095)	3,088

Effect of changes in currency rates on cash	637	(427)

Net increase in cash and equivalents	44,685	4,193
Cash and cash equivalents, beginning of period	24,650	132,965

Cash and cash equivalents, end of period	$69,335	$137,158

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)

	Quarter Ended

(dollars in thousands)	12/31/2006		12/31/2005		$ Change	% Change

Department of Defense	$343,000	71.9%	$307,328	73.2%	$35,672	11.6%
Federal Civilian Agencies	106,553	22.4%	88,010	21.0%	18,543	21.1%
Commercial	22,094	4.6%	18,380	4.4%	3,714	20.2%
State and Local Governments	5,262	1.1%	5,812	1.4%	(550)	-9.5%

Total	$476,909	100.0%	$419,530	100.0%	$57,379	13.7%

	Six Months Ended

(dollars in thousands)	12/31/2006		12/31/2005		$ Change	% Change

Department of Defense	$677,101	71.7%	$614,536	72.9%	$62,565	10.2%
Federal Civilian Agencies	214,398	22.7%	181,070	21.5%	33,328	18.4%
Commercial	43,099	4.5%	34,889	4.2%	8,210	23.5%
State and Local Governments	9,934	1.1%	12,141	1.4%	(2,207)	-18.2%

Total	$944,532	100.0%	$842,636	100.0%	$101,896	12.1%

Revenue by Contract Type (Unaudited)

	Quarter Ended

(dollars in thousands)	12/31/2006		12/31/2005		$ Change	% Change

Time and materials	$239,544	50.2%	$215,119	51.3%	$24,425	11.4%
Cost reimbursable	133,389	28.0%	119,347	28.4%	14,042	11.8%
Fixed price	103,976	21.8%	85,064	20.3%	18,912	22.2%

Total	$476,909	100.0%	$419,530	100.0%	$57,379	13.7%

	Six Months Ended

(dollars in thousands)	12/31/2006		12/31/2005		$ Change	% Change

Time and materials	$482,733	51.1%	$446,477	53.0%	$36,256	8.1%
Cost reimbursable	263,086	27.9%	229,598	27.2%	33,488	14.6%
Fixed price	198,713	21.0%	166,561	19.8%	32,152	19.3%

Total	$944,532	100.0%	$842,636	100.0%	$101,896	12.1%

Revenue Received as a Prime versus Subcontractor (Unaudited)

	Quarter Ended

(dollars in thousands)	12/31/2006		12/31/2005		$ Change	% Change

Prime	$389,692	81.7%	$347,230	82.8%	$42,462	12.2%
Subcontractor	87,217	18.3%	72,300	17.2%	14,917	20.6%

Total	$476,909	100.0%	$419,530	100.0%	$57,379	13.7%

	Six Months Ended

(dollars in thousands)	12/31/2006		12/31/2005		$ Change	% Change

Prime	$770,919	81.6%	$699,648	83.0%	$71,271	10.2%
Subcontractor	173,613	18.4%	142,988	17.0%	30,625	21.4%

Total	$944,532	100.0%	$842,636	100.0%	$101,896	12.1%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)

	Quarter Ended

(dollars in thousands)	12/31/2006	12/31/2005	$ Change	% Change

Contract Funding Orders	$485,258	$294,073	$191,185	65.0%

	Six Months Ended

(dollars in thousands)	12/31/2006	12/31/2005	$ Change	% Change

Contract Funding Orders	$1,090,447	$771,508	$318,939	41.3%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

          The Company has presented organic revenue growth to reflect the effect of acquisitions on total revenue growth.  Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth.  All remaining revenue growth is considered organic. The Company believes that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of the Company’s core business.  This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended

(dollars in thousands)	12/31/2006	12/31/2005	% Change

Revenue, as reported	$476,909	$419,530	13.7%
Less:
Acquired revenue	53,004	—

Organic revenue	$423,905	$419,530	1.0%

	Twelve Months Ended

(dollars in thousands)	12/31/2006	12/31/2005	% Change

Revenue, as reported	$1,857,220	$1,687,350	10.1%
Less:
Acquired revenue	184,912	—

Organic revenue	$1,672,308	$1,687,350	-0.9%

SOURCE  CACI International Inc
          -0-                                                  01/31/2007
          /CONTACT:  Investor Information: David Dragics, Senior Vice President, Investor Relations, +1-703-841-7835, ddragics@caci.com, or Other Information: Jody Brown, Executive Vice President, Public Relations, +1-703-841-7801, jbrown@caci.com, both of CACI International Inc/
          /Web site:  http://www.caci.com/
          (CAI)